UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
October 1, 2025

CLIPPER REALTY INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-38010	47-4579660
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

4611 12th Avenue, Suite 1L Brooklyn, New York	11219
(Address of Principal Executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (718) 438-2804.

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CLPR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company           ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 1, 2025, 1010 Pacific Owner LLC, a Delaware limited liability company (“1010 Pacific”) and a subsidiary of Clipper Realty Inc. (the “Company”), entered into a Loan Agreement (the “Loan Agreement”) with Citi Real Estate Funding Inc., a New York corporation, and Morgan Stanley Bank, N.A., a national banking association, as the lenders, dated as of October 1, 2025.

The Loan Agreement provides for the $84.5 million loan to 1010 Pacific (the “Loan”). The Loan has a maturity date of October 6, 2030 and bears interest at a 5.73% rate per annum. The Loan is secured by the residential rental property located at 1010 Pacific Street, Brooklyn, New York (the “Property”).

The Loan Agreement also contains customary representations, covenants, and events of default.

Prior to entering into the Loan Agreement, 1010 Pacific had $80.0 million in mortgage debt secured by the Property, in the form of two mortgage notes issued to Valley National Bank N.A. (the “Bank”): (i) a $60.0 million note which had an annual interest rate of 5.55%, and (ii) a $20.0 million note with an annual interest rate of 6.37%; both notes matured on September 15, 2025, and 1010 Pacific had the option to prepay in full, or in part, the unpaid balance of the notes prior to the maturity date. On October 1, 2025, concurrently with entering into the Loan Agreement, 1010 Pacific repaid $80 million mortgage loan with the Bank and terminated its loan agreement with the Bank (the “Prior Loan Agreement”). In connection with this refinancing, 1010 Pacific paid to the Bank approximately $80.4 million of principal and accrued interest outstanding under the Prior Loan Agreement.

The Company incurred no fees or costs as a result of the termination of the Prior Loan Agreement, the Company incurred approximately $1.7 million in closing costs and prepaid interest and set aside approximately $0.2 million is escrow accounts for property taxes, property insurance and rent reserves under the Loan Agreement. The Company received net proceeds of approximately $2.1 million from this refinancing at the time of closing.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which will be filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 to be filed with the Securities and Exchange Commission.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 above is incorporated into this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clipper Realty Inc.
(Registrant)

By:	/s/ David Bistricer
Name:	David Bistricer
Title:	Co-Chairman and Chief Executive Officer

Date: October 6, 2025